UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 22, 2017

Date of Report

(Date of earliest event reported)

BLUCORA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10900 NE 8th Street, Suite 800

Bellevue, Washington 98004

(Address of principal executive offices)

(425) 201-6100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 23, 2017, Blucora, Inc., (the “Company”) announced that Robert D. (“Bob”) Oros has been appointed Chief Executive Officer of H.D. Vest, Inc. (“HD Vest”) effective February 28, 2017. Mr. Oros succeeds Roger Ochs, who will be stepping down as HD Vest Chief Executive Officer, effective February 28, 2017. Mr. Oros will report directly to the Company’s President and Chief Executive Officer, John Clendening.

Prior to joining the Company, Mr. Oros, age 51, most recently served as Executive Vice President and Head of the Registered Investment Advisors segment at Fidelity Clearing & Custody Solutions, a unit of Fidelity Investments, from 2012 to 2017. He served as a National Sales Manager at Trust Company of America from 2010 to 2012, Executive Vice President and Head of Custom Clearing Services at LPL Financial from 2009 to 2010, and Senior Divisional Manager of Schwab Advisor Services at Charles Schwab from 2002 to 2007. Mr. Oros serves on the Board of Directors of the Invest in Others Charitable Foundation and the Board of Directors of the Foundation for Financial Planning. He has a Bachelor of Science in Finance and Economics from Central Michigan University.

In connection with Mr. Oros’ appointment as Chief Executive Officer of HD Vest, the Company and HD Vest entered into an employment agreement with him dated January 22, 2017 (the “Employment Agreement”). Under the Employment Agreement, Mr. Oros is entitled to, among other things: (i) an initial annual base salary of $375,000; (ii) a target bonus of 100% of base salary; (iii) equity awards with a value of $450,000 in the form of restricted stock units (“RSUs”) and $1,050,000 in the form of a nonqualified stock option (“NSO”) to purchase shares of the Company’s common stock, each to vest 33.33% on the one year anniversary of the date of grant and the remainder to vest 16.67% at the end of each six month period thereafter, such that the RSUs and NSO will each be fully vested on February 28, 2020, subject to continued employment; (iv) reimbursement for relocation, commuting and other related expenses up to a maximum of $525,000, subject to clawback in certain instances; (v) reimbursement of expenses up to $10,000 incurred for legal advice in connection with Mr. Oros’ employment with the Company; and (vi) an amount not to exceed $250,000 to reimburse Mr. Oros for certain unpaid bonus and other compensation forfeited when he left his former employer. In addition, although Mr. Oros will be employed on an at-will basis, (a) if his employment is terminated without cause or for good reason not in connection with a change of control of the Company, he will be entitled to a lump sum payment equal to one times his then-current base salary and 12 months of COBRA premiums, subject to his signing a release and (b) if his employment is terminated without cause or for good reason within 12 months following a change of control of the Company or within a two month period prior to such transaction, he will be entitled to (1) a lump sum payment equal to one times his then-current base salary and target bonus and 12 months of COBRA premiums and (2) full acceleration of all unvested equity awards and a one year post-termination exercise period for his stock options, subject to his signing a release.

In connection with his separation of employment from HD Vest, Mr. Ochs has entered into a transition and separation agreement with HD Vest and Project Baseball Sub, Inc., a subsidiary of the Company, dated January 22, 2017 (the “Transition Agreement”). Under the Transition Agreement, Mr. Ochs will continue to serve as Chief Executive Officer of HD Vest from January 22, 2017 through February 28, 2017 under the terms set forth in his Second Amended and Restated Employment Agreement dated August 9, 2016 (the “Ochs Employment Agreement”) and will serve as transition adviser to HD Vest’s new Chief Executive Officer (i.e., Mr. Oros) from February 28, 2017 through March 31, 2017 (collectively, the “Transition Period”). He has agreed to provide transition support during the Transaction Period as specified in the Transition Agreement. Mr. Ochs will receive his normal salary and other benefits during the Transition Period and his 2016 bonus will be calculated in accordance with the Ochs Employment Agreement. If Mr. Ochs remains employed with HD Vest through the last day of the Transition Period, he will receive the termination pay and benefits set forth in Subsection 5.2 of the Ochs Employment Agreement, subject to his signing a release.

The above descriptions are only a summary of the material terms of the Employment Agreement and the Transition Agreement, do not purport to be a complete description of the Employment Agreement and the Transition Agreement, and are qualified in their entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1, and the Transition Agreement, a copy of which is filed as Exhibit 10.2, and each of which is incorporated herein by reference. A copy of the press release announcing the appointment of Mr. Oros is attached as Exhibit 99.1 and incorporated herein by reference. The Ochs Employment Agreement is filed as Exhibit 10.3 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

Exhibit 10.1	Employment Agreement by and among Blucora, Inc., H. D. Vest, Inc. and Robert D. Oros dated January 22, 2017.

Exhibit 10.2	Transition and Separation Agreement by and between H. D. Vest, Inc. and Roger C. Ochs dated January 22, 2017.

Exhibit 10.3	Second Amended and Restated Employment Agreement entered into as of August 9, 2016 by between Project Baseball Sub, Inc. and Roger C. Ochs, filed as Exhibit 10.3 to the Company’s Form 10-Q filed on October 27, 2016.

Exhibit 99.1	Press Release dated January 23, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2017

BLUCORA, INC.

By:	/s/ Mark A. Finkelstein
Mark A. Finkelstein
Chief Legal & Administrative Officer and Secretary